Exhibit 99.1

Pareteum Appoints Telecom Executive Laura Thomas as Independent Director & Chair of Audit Committee

-	2nd Independent Director Appointed During 2017 With Industry-Specific Financial and Corporate Governance Expertise
-	Thomas Served as CEO & CFO of Telcos from $20M to $1.5B in Size, Positioning Companies for Positive Cash Flow and Record Profitability

NEW YORK, NEW YORK, July 27, 2017 - Pareteum Corporation (NYSE American: TEUM), (“Pareteum” or the “Company”), a leading communications technology provider to global Mobile, MVNO, Enterprise and IoT markets, today announced Ms. Laura Thomas, a highly regarded telecom executive with a 30 year track record, has been appointed to Pareteum’s Board of Directors effective immediately.

Ms. Thomas is an experienced telecommunications industry Chief Executive Officer and Chief Financial Officer who has steered companies large and small, ranging from $20 million to $1.5 billion in annual revenues, upholding corporate governance and transparency among stakeholders. She has worked alongside Board and C-suite teams to position companies for positive cash flow and to achieve record profitability. Currently, Ms. Thomas is Chief Financial Officer of Towerstream, the leading fixed wireless Internet provider in the U.S. Previously, Ms. Thomas was Chairman of the Board of Directors at Impact Telecom, a leading provider of voice and messaging solutions for businesses and carriers. She provided leadership to the company’s management team in strategic initiatives and increasing enterprise value. As CEO at TNCI, a national telecommunications provider, she was primarily tasked with leading the development and execution of TNCI’s long-term strategy and ensuring the company’s continued success. Ms. Thomas previously served in increasingly responsible leadership roles at XO Communications, culminating with CEO, focused on driving the company's strategic focus on IP and data solutions, while delivering excellence in customer experience and aligning the company's resources toward continued operational efficiencies. Prior, she served as Director of Finance at MCI Communications.

Ms. Thomas commented, “The telecommunications market has been searching for a global platform with deep integration into the mobile industry and Pareteum has demonstrated it has this capability. Its unique cloud-based broadband services deliver high value services at a cost structure not previously available in the market. The Company is gaining market traction with the right offering at the right time, positioning Pareteum for significant growth. I am pleased to join Pareteum’s Board and offer my expertise to support the Company in executing on a very significant opportunity.”

Hal Turner, Executive Chairman of Pareteum, added, “Having successfully completed key elements of a corporate turnaround at Pareteum, we are now adding independent directors with deep industry experience to our Board. We are pleased and honored that Laura has accepted a Board seat, and will also serve as Chair of our Audit Committee. She has strong ties with telecom and mobile industry titans, as well as expertise in the capital markets. Her experience and her industry network will be of tremendous value to Pareteum as we continue to improve our financial and operational performance. We believe the addition of Laura Thomas, and earlier in the year, Luis Jimenez-Tuñon, serves as proof-positive to our shareholders, customers, and employees, of Pareteum’s long-term commitment to being an innovative leader in the telecom industry.”

About Pareteum Corporation

Pareteum Corporation and its subsidiaries provide a complete mobility cloud platform, utilizing messaging and security capabilities for the global Mobile, MVNO, Enterprise, Software-as-a-Service and IoT markets. The Company’s software solutions allow any organization to harness the power of a wirelessly connected world by delivering seamless connectivity and subscriber management capabilities that provides end-to-end control of millions of connected devices. Mobile Network Operator (MNO) customers include Vodafone, the world’s second largest mobile operator by customer count, Zain, one of the largest mobile operators in the Middle East, as well as MVNO customers such as Lebara and Lowi. For more information please visit: www.pareteum.com.

Forward Looking Statements:

Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, without limitation, statements with respect to Pareteum's plans and objectives, projections, expectations and intentions. These forward-looking statements are based on current expectations, estimates and projections about Pareteum's industry, management's beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of Pareteum may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, Pareteum also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from those projected or suggested in Pareteum's filings with the Securities and Exchange Commission, copies of which are available from the SEC or may be obtained upon request from Pareteum Corporation.

Pareteum Investor Relations Contact:

Ted O’Donnell

Chief Financial Officer

(212) 984-1096

InvestorRelations@pareteum.com